Exhibit 23.1 - Consent of Weinberg & Co.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Reeds, Inc.

We consent to the inclusion in the foregoing amended Registration Statement on Form SB-2 Amendment No. 6 of our report dated March 31, 2005, except for Note 14, as to which the date is May 13, 2005, relating to the balance sheet of Reed's, Inc. as of December 31, 2004 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2004 and 2003. We also consent to the reference to our firm under the caption “Experts.”

/s/ WEINBERG & COMPANY, P.A.
Weinberg & Company, P.A.

Boca Raton, Florida
May 13, 2005